Exhibit 10.30

ELEVENTH AMENDMENT TO THE

DYNEGY INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc., an Illinois corporation (“Dynegy Illinois”), and certain subsidiaries and affiliated entities have heretofore established the Dynegy Inc. 401(k) Savings Plan (the “Plan”);

WHEREAS, Dynegy Illinois has entered into that certain Plan of Merger, Contribution and Sale Agreement by and among Dynegy Illinois, LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006 (the “Merger Agreement”);

WHEREAS, pursuant to the transactions contemplated in the Merger Agreement, Dynegy Illinois will become a wholly-owned subsidiary of a newly formed Delaware corporation, named “Dynegy Inc.” (“Dynegy Inc.”), and Dynegy Illinois will thereafter be renamed “Dynegy Illinois Inc.”, as of the Effective Time specified in the Merger Agreement (the “Effective Time”);

WHEREAS, in connection with the completion of such transactions, the Board of Directors of Dynegy Illinois and Dynegy Inc. have approved the adoption, assumption and sponsorship of the Plan by Dynegy Inc.;

WHEREAS, immediately after the Effective Time, Dynegy Illinois will withdraw as the sponsor of the Plan and Dynegy Inc. will assume sponsorship of the Plan from Dynegy Illinois and will become the “Company” for purposes of the Plan;

WHEREAS, certain employment service will be credited for purposes of crediting Vesting Service under Sections 8.4 and 8.5 of the Plan for those individuals who were employed by LS Power Generation, LLC or LS Power Development, LLC immediately prior to the Effective Time and who subsequently become employed by an Employer under the Plan after the Effective Time on or before December 31, 2007;

WHEREAS, Dynegy Illinois wishes to clarify that the full name of the committee referred to in the Plan as the “Compensation Committee” is the “Compensation and Human Resources Committee of the Board of Directors of Dynegy Inc., a Delaware corporation”; and

WHEREAS, Dynegy Illinois desires to amend certain provisions of the Plan related to the Dynegy Inc. Benefit Plans Committee;

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is, amended as follows, effective immediately after the Effective Time:

I.

The preamble to the Plan is amended in its entirety to provide as follows:

“WHEREAS, Dynegy Inc., an Illinois corporation, (‘Dynegy Illinois’) has heretofore adopted the Dynegy Inc. Profit Sharing/401(k) Savings Plan for the benefit of its eligible employees;

WHEREAS, Dynegy Illinois has heretofore changed the name of the Dynegy Inc. Profit Sharing/401(k) Savings Plan to the Dynegy Inc. 401(k) Savings Plan (the ‘Plan’) and restated the Plan effective January 1, 2002, and has subsequently amended the Plan;

WHEREAS, Dynegy Illinois has entered into that certain Plan of Merger, Contribution and Sale Agreement by and among Dynegy Illinois, LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006 (the ‘Merger Agreement’);

WHEREAS, pursuant to the transactions contemplated in the Merger Agreement, Dynegy Illinois will become a wholly-owned subsidiary of a newly formed Delaware corporation, named ‘Dynegy Inc.’, and former Dynegy Inc. will thereafter be renamed ‘Dynegy Illinois Inc.’, as of the Effective Time specified in the Merger Agreement (the ‘Effective Time’); and

WHEREAS, immediately after the Effective Time, Dynegy Illinois will withdraw as the sponsor of the Plan and Dynegy Inc., a Delaware corporation, will assume sponsorship of the Plan from Dynegy Illinois and Dynegy Inc., a Delaware corporation, will become the ‘Company’ for Plan purposes immediately after the Effective Time.”

II.

Section 1.1(9) of the Plan is amended in its entirety to provide as follows:

“(9) Committee: The Dynegy Inc. Benefit Plans Committee appointed to administer the Plan, which is comprised of those individuals who are serving on the Dynegy Inc. Benefit Plans Committee immediately prior to the Effective Time, as well as any individual who becomes a member of the Dynegy Inc. Benefit Plans Committee pursuant to Section 13.1 of the Plan, until any such individual ceases to be a member of the Dynegy Inc. Benefit Plans Committee pursuant to Section 13.1 of the Plan.”

III.

Section 1.1(10) of the Plan is amended in its entirety to provide as follows:

“(10) Company: Dynegy Inc., a Delaware corporation, and any successor thereto.”

IV.

Section 1.1(11) of the Plan is amended in its entirety to provide as follows:

“(11) Company Stock: The Class A common stock, $0.01 par value, of the Company.”

V.

A new Section 1.1(13A) is added to the Plan to provide as follows:

“(13A) Compensation Committee: The Compensation and Human Resources Committee of the Board of Directors of the Company.”

VI.

Section 1.1(54) of the Plan is amended in its entirety to provide as follows:

“(54) Service: The period of an individual’s employment with the Employer or a Controlled Entity; provided, however, that each individual who was employed by Sithe Energies, Inc. or Sithe Energies Power Services, Inc. (collectively referred to as ‘Sithe’) on the date of the closing of the Sithe Transaction shall be credited with Service for the period preceding such closing date in an amount equal to the Years of Vesting Service, if any, credited to such individual under the Sithe Energies Group Retirement 401(k) Plan immediately prior to such closing date. For purposes of this provision, ‘Sithe Transaction’ shall mean the transaction contemplated by that certain Stock Purchase Agreement dated as of November 1, 2004, by and among Exelon SHC, Inc., Exelon New England Power Marketing, L.P., ExRes SHC, Inc. and Dynegy New York Holdings Inc. Further provided, that each individual who was employed by LS Power Generation, LLC or LS Power Development, LLC (an ‘LS Power Entity’) immediately prior to the ‘Effective Time’ (as defined below) and who subsequently becomes employed by an Employer after the Effective Time on or before December 31, 2007, shall be credited with Service based upon his original date of hire with an LS Power Entity. For purposes of this Section 1.1(54) of the Plan, ‘Effective Time’ shall mean the Effective Time specified in the that certain Plan of Merger, Contribution and Sale Agreement by and among Dynegy Illinois, LSP GEN Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P., LS Power Associates, L.P., Falcon Merger Sub Co., and Dynegy Acquisition, Inc., executed September 14, 2006. In addition, the Committee may, in its discretion, credit individuals with Service for employment with any other entity, but only if and when such individual becomes an Eligible Employee and only if (i) such service would not otherwise be credited as Service and (ii) such crediting of Service (A) has a legitimate business reason,

(B) does not by design or operation discriminate significantly in favor of Highly Compensated Employees, and (C) is applied to all similarly-situated Eligible Employees. In addition, the Committee, in its discretion, may credit individuals with Service based on imputed service for periods after such individual has commenced participation in the Plan while such individual is not performing service for the Employer or while such individual is an Employee with a reduced work schedule, but only if (i) such service would not otherwise be credited as Service, (ii) such crediting of Service (A) has a legitimate business reason, (B) does not by design or operation discriminate significantly in favor of Highly Compensated Employees, and (C) is applied to all similarly situated employees, and (iii) the individual has not permanently ceased to perform service as an Employee, provided that the preceding clause (iii) of this sentence shall not apply if (x) the individual is not performing service for the Employer because of a disability, (y) the individual is performing service for another employer under an arrangement that provides some ongoing business benefit to the Employer, or (z) for purposes of vesting, the individual is performing service for another employer that is being treated under the Plan as actual service with the Employer. Notwithstanding the foregoing, each Member shall be credited with Service, as of December 31, 1997, in accordance with the provisions of the Plan in effect at such time.”

VII.

Section 8.3(b) of the Plan is amended in its entirety to provide as follows:

“(b) A Member’s Vested Interest in his Destec Employer Contribution Account, Trident Matching Account, and Trident Profit Sharing Account shall be determined in accordance with the vesting schedule set forth in paragraph (e) below; provided, however, that each Member who, from June 27, 1997 to December 31, 1997, dates inclusive, was involuntarily terminated from employment with Destec Energy, Inc. in connection with the acquisition of Destec Energy, Inc. by Dynegy Inc., an Illinois corporation, and who did not accept employment with Dynegy Inc., an Illinois corporation, or a Controlled Entity on or before December 31, 1997, shall have 100% Vested Interest in his Destec Employer Contribution Account.”

VIII.

Section 13.1 of the Plan is amended by adding the following sentences to the end thereof:

“Each member of the Committee shall serve until he resigns, dies or is removed by the Committee. The Committee may remove any of its members at any time, with or without cause, by unanimous vote of the remaining members of the Committee and by written notice to such member. Any member may resign by delivering a written resignation to the Committee, such resignation to become effective as of a date specified in such notice that is on or after the date such notice is given as herein provided. A member of the Committee who is an employee of the Company or any of its affiliates shall cease to be a member of the Committee as of the date he ceases to be employed by the Company or any of its affiliates. Vacancies in the Committee arising by death, resignation or removal shall be filled by the Committee. The Committee may select officers (including a Chairman) and may appoint a secretary who need not be a member of the Committee.”

IX.

Section 13.3 of the Plan is amended by adding the following sentence to the end thereof:

“The Committee may hold any meeting telephonically and any business conducted at a telephonic meeting shall have the same force and effect as if the member had met in person.”

X.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed on the date indicated below, to be effective immediately after the Effective Time.

DYNEGY ILLINOIS INC. (formerly known as Dynegy Inc.), an Illinois corporation

By:	/s/ J. Kevin Blodgett

Title:	Executive Vice President, Administration

Date:	April 2, 2007

Approved and accepted:

DYNEGY INC., a Delaware corporation

By:	/s/ J. Kevin Blodgett

Title:	Executive Vice President, Administration

Date:	April 2, 2007

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